EXHIBIT 10

VINTAGE PETROLEUM, INC.

RESTRICTED STOCK AWARD AGREEMENT

                    , 200

[Name and Address]

Dear                     :

1. Restricted Stock Award. Vintage Petroleum, Inc., a Delaware corporation (the “Company”), hereby grants to you an aggregate of              shares of Common Stock, par value $.005 per share, of the Company (the “Restricted Shares”). This award is subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the Company’s 1990 Stock Plan, as amended (the “Plan”), a copy of which is on file with, and may be obtained from, the Secretary of the Company, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Restricted Stock Award Agreement (this “Award Agreement”). To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2. Possession of Certificates. The Company shall issue a certificate or certificates for the Restricted Shares in your name and shall retain the certificate(s) for the period during which the restrictions described in Section 4(b) are in effect. You shall execute and deliver to the Company a stock power or stock powers in blank for the Restricted Shares. You hereby agree that the Company shall hold the certificate(s) for the Restricted Shares and the related stock power(s) pursuant to the terms of this Award Agreement until such time as the restrictions described in Section 4(b) lapse as described in Section 5 or the Restricted Shares are canceled pursuant to the terms of Section 4(b) or Section 5(a).

3. Ownership of Restricted Shares. You shall be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote such shares and to receive dividends therefrom if, as, and when declared by the Company’s Board of Directors, subject, however, to the terms, conditions, and restrictions described in the Plan and in this Award Agreement.

4. Restrictions.

(a) Your ownership of the Restricted Shares shall be subject to the restrictions set forth in subsection (b) of this Section until such restrictions lapse pursuant to the terms of Section 5, at which time the Restricted Shares shall no longer be subject to the applicable restrictions.

(b) The restrictions referred to in subsection (a) of this Section are as follows:

(1) In the event that you fail to be present, in person or by telephone, during a calendar year at 75% or more of the aggregate of (y) the total number of meetings of the Board of Directors of the Company (held during the period for which you were a director), and (z) the total number of meetings held by all committees of the Board of Directors of the Company on which you served (during the periods that you served), you shall forfeit the Restricted Shares to the Company and all of your rights thereto shall terminate without any payment of consideration by the Company. If you forfeit any Restricted Shares and your interest therein terminates pursuant to this paragraph, such Restricted Shares shall be canceled.

(2) You may not sell, assign, transfer, pledge, hypothecate, or otherwise dispose of the Restricted Shares.

5. Lapse of Restrictions.

(a) The restrictions described in Section 4(b) shall lapse with respect to all of the Restricted Shares on the date of your “Retirement” (as defined in Section 9(b)); provided, however, in the event that your Retirement occurs during the calendar year in which the Restricted Shares were granted, then the number of Restricted Shares on which the restrictions described in Section 4(b) shall lapse shall be pro-rated based upon the number of full months that you served as a director of the Company during such calendar year. In such event, you shall forfeit the Restricted Shares on which the restrictions described in Section 4(b) do not lapse to the Company and all of your rights thereto shall terminate without any payment of consideration by the Company. If you forfeit any Restricted Shares and your interest therein terminates pursuant to this paragraph, such Restricted Shares shall be canceled. Following the lapse of such restrictions with respect to any Restricted Shares, such Restricted Shares shall no longer be subject to the restrictions described in Section 4(b).

(b) Notwithstanding the provisions of subsection (a) of this Section, the restrictions described in Section 4(b) shall lapse with respect to all the Restricted Shares at the time of the occurrence of any of the following events:

(1) Your death or “Disability” (as defined in Section 9(a)); or

(2) A “Change of Control” (as defined in the Plan) of the Company.

6. Adjustment of Shares. The number of Restricted Shares subject to this Award Agreement shall be adjusted as provided in Section 12 of the Plan. Any shares or other securities received by you as a stock dividend on, or as a result of stock splits, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise with respect to the Restricted Shares shall have the same terms, conditions and restrictions and bear the same legend as the Restricted Shares.

7. Agreement With Respect to Securities Matters. You agree that you will not sell or otherwise transfer any Restricted Shares except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration.

8. Restrictive Legend. You hereby acknowledge that the certificate(s) for the Restricted Shares will bear a conspicuous legend referring to the terms, conditions, and restrictions described in the Plan and this Award Agreement. Any attempt to dispose of any Restricted Shares in contravention of the terms, conditions, and restrictions described in the Plan or this Award Agreement shall be ineffective.

9. Certain Definitions. As used in this Award Agreement, the following terms shall have the respective meanings indicated:

(a) “Disability” shall mean a termination of your service as a member of the Board of Directors of the Company as a result of a physical or mental impairment of sufficient severity such that, in the opinion of a physician selected by the Company, you are unable to continue to serve as a director of the Company.

(b) “Retirement” means the termination of your service as a member of the Board of Directors of the Company at the end of any full term to which you were elected or termination at any time of your service as a member of the Board of Directors of the Company with the consent of the Board of Directors of the Company.

Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the respective meanings provided in the Plan.

If you accept this Restricted Stock Award and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

VINTAGE PETROLEUM, INC.

Title:

The foregoing Restricted Stock Award is accepted by me as of             , and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.

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